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                                                                     EXHIBIT 4.6


                         HEALTHCARE FINANCIAL PARTNERS


                                 April 15, 1997



Donald F. Angle, President
The Company Doctor
5215 North O'Connor, Suite 1800
Irving, Texas  75039


Dear Don:

         This letter confirms the agreement between HealthCare Financial Partners - Funding II. L.P. ("Lender") and The Company Doctor ("Borrower") with regard to the warrants to purchase Borrower's stock to be issued to Lender in conjunction with the term loan to be funded today. In this regard, Borrower and Lender agree:

         1. Lender will receive 450,000 warrants to purchase Borrower's stock. Such warrants will be unregistered but, with the exception of the terms listed below, will be identical to those warrants currently traded on Nasdaq under the symbol "CDOCW." Borrower shall have same right to redeem the warrants as it has with the public warrants.

         2. If Borrower registers the warrants within 120 days from the date this letter agreement. Lender shall reduce its warrant position to 400,000 warrants.

         3. During the period that Lender's warrants remain unregistered, the warrants shall contain the following provisions:

              a. If Borrower exercises its call option under all or any of the publicly traded warrants, Lender shall have a demand registration rights with respect to the common stock issuable on exercise of the warrants.

              b. A put option to be exercised at Lender's discretion any time on or after the current maturity date of the term loan or on or after the repayment of the loan, whichever is earlier. The price to be paid pursuant to this put option shall be 5/6th of the closing price of the public warrants. In lieu of paying the "put," Borrower may provide Lender a demand registration right with respect to the common stock issuable on the exercise of the warrants.

              c. Piggyback registration rights.


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Donald F. Angle, President
April 15, 1997
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Nothing in this letter shall be construed to alter Section 10(j) of the term loan (related to the performance of Borrower during the fourth quarter of Borrower's current fiscal year). In the event of any conflict between this letter agreement and the registration rights agreement between the parties, the terms of this letter agreement should govern.

         The terms outlined shall be documented in full as quickly as possible following the closing of the term loan and Borrower's accounts receivable facility.

         We are excited about the prospects of The Company Doctor and look forward to a mutually beneficial relationship.

                                Sincerely,


                                /s/ Howard Widra

                                Howard Widra
                                Vice President/Senior Analyst

AGREED AND ACCEPTED:


THE COMPANY DOCTOR


By:  /s/ Donald F. Angle
     -------------------------------
     Donald F. Angle, President